  Exhibit 99.1

C O R P O R A T E   P A R T I C I P A N T S

David Mossberg, Founder and Chief Executive Officer, Three Part Advisors, LLC

Todd Mitchell, Chief Financial Officer

Randall Fields, Co-Founder, President, Chief Executive Officer & Chairman

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Ananda Baruah, Loop Capital Markets LLC

Thomas Forte, D.A. Davidson & Co.

David Ryzhik, Susquehanna Financial Group

Andrew Gordon, Gordon Capital

P R E S E N T A T I O N

Operator:

Good day, and welcome to the Park City Group Second Quarter 2018 Conference Call. Today's conference is being recorded. At this time, I would like to turn the conference over to David Mossberg, Investor Relations. Please go ahead.

David Mossberg:

Thank you, Melinda. Before we begin, we will be referring to today's earnings release, which can be downloaded from the Investor Relations page of the Company's website at parkcitygroup.com. I also want to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Park City Group's Management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Such risks are more fully discussed in the Company's filings with the Securities and Exchange Commission. Information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update the information contained in this conference call.

Throughout this call, we may be referring to both GAAP and non-GAAP financial results, including free cash flow, EBITDA, Adjusted EBITDA, net debt, net income and earnings per share, which are non-GAAP terms. We believe these non-GAAP terms are useful financial measures for the Company, primarily because of the significant non-cash charges in our operating statement. Reconciliation of non-GAAP results and earnings release—are in the earnings release and on the Investor Relations section of our website.

Our speakers today will be Mr. Randy Fields, Park City Group's CEO and Chairman, and Todd Mitchell, Park City Group's CFO. With that, I'll turn it over to Todd.

Todd Mitchell:

Thank you, Dave. Good afternoon, everybody. We had a record quarter on many fronts: record revenue, record net income to common shareholders, record supply chain results, record levels of supplier compliance, record growth in activities across our network of connections. Momentum is strong and we remain confident in our outlook for the year. First, I want to talk a little about how our business operates. We have three levers we can pull to drive revenue growth and profitability. The first lever is scale: driving the number of connections in our network. The second lever is scope: increasing the activities or revenue per connection across our network. The third lever is execution: driving higher levels of efficiency and customer engagement.

Over the past two years, you saw us focus on building out the scale of our network. We added over 60 compliance hubs and literally tens of thousands of new connections. In the first quarter of this fiscal year, you saw us deliberately shift this focus to execution, increasing the size and the productivity of the Success Team for our capacity to execute, and successfully accelerating the rate in which we got suppliers' compliance, which measures the quality of our execution. That's the metric which our customers judge our success by.

In this recent second fiscal quarter, it was primarily about increasing the scope of the activities we provide to our ReposiTrak network of connections. We added sustainability Management to our ReposiTrak compliance capability, and we added supply chain capabilities to our ReposiTrak compliance hubs via Vendor Portal upsell. Last, but not least, we had a successful commercial launch of our B2B e-commerce platform, MarketPlace.

This last milestone, the commercial launch of MarketPlace, was a very meaningful event for us. Our customers are looking for a B2B e-commerce platform that gives them greater flexibility, reduces friction and lowers cost in their interactions with their suppliers. Frankly, this demand is much stronger and more broad-based than we expected. It's coming from some of the largest players in the industry who are, frankly, expressing a sense of urgency we've never seen before.

Given the extraordinary interest in MarketPlace, we see an extraordinary opportunity and, accordingly, we're putting a lot of resources, human capital and organizational emphasis against this project. It's also worth noting, much of this is being directed by our customers, who are driving us to develop new capabilities or use cases for MarketPlace.

Given the extraordinary level of interest and the key large industry players we're co-developing MarketPlace with, we are increasingly confident that it's going to be a big deal.

Let's talk a little bit about the specific numbers with regard to the quarter. Fiscal 2Q revenue was $5.7 million, up from $4.8 million a year ago. This was the largest revenue quarter for the Company ever and the largest increase in revenue dollars sequentially and year-over-year for the Company ever, as well. We saw growth in all services. However, supply chain was a standout due to Vendor Portal upsell, as we've said it would be last quarter. Momentum is strong, and we remain confident in our outlook for revenue growth for the year.

In terms of profitability, fiscal 2Q net income to common shareholders was a record $1.2 million. Total operating expenses were $4.35 million in fiscal 2Q, up from $3.4 million a year ago. This year-over-year increase in operating expenses reflects higher levels of investment in scaling our Success Team, in automation tools via our 10x Project and, of course, in the development and commercial launch of MarketPlace. Also, I want to highlight thatlast year's total operating expense of $3.4 million was a bit of apples-to-oranges comparison, as we've not yet begun investing in any of these items. Fiscal 1Q of this year is a better comparison. As you can see, operating expenses were basically flat sequentially, despite a $1 million sequential increase in revenue.

Cost of service were $1.4 million in fiscal 2Q versus $1.2 million a year ago. This increase year-over-year was largely due to investments in MarketPlace. However, you'll note cost of service was flat sequentially and fell significantly as a percentage of revenue from fiscal 1Q to fiscal 2Q. Over the remainder of the fiscal year, we expect cost of service to remain relatively stable as a percentage of revenue with fiscal 2Q levels.

Sales and marketing expenses were $1.6 million in fiscal 2Q, up from $1.2 million a year ago. Most of this increase year-over-year was due to scaling our Success Team. We tend to add personnel expenses at the beginning of the fiscal year to accomplish our goals for that year. Sales and marketing expense, like cost of service, were largely flat with fiscal 1Q, and we expect sales and marketing expense to fall as a percentage of revenue over the remainder of the year.

G&A was $1.1 million in fiscal 2Q versus $938,000 a year ago. This increase year-over-year was due to higher investments associated with our 10x Project. We continue to invest in automation and other enabling technology. However, as we've said before, we expect G&A to fall as a percentage of total revenue in fiscal 2018 from fiscal 2017.

With regards to cash flow and liquidity, we ended fiscal 2Q with nearly $15 million in total cash. We've generated over $1.3 million in operating cash flow fiscal year-to-date and, subsequent to the end of fiscal 2Q, we redeemed $1 million worth of our preferred equity.

I want to talk a little bit about our preferred equity. With the success of our compliance service and our recent Vendor Portal win, MarketPlace's successful commercial launch is just one more indication that we are becoming a more important partner to the industry we service. As our capabilities become more apparent, our engagement and our customers are becoming bigger and bigger. Our largest engagements are now with some of the largest retailers and wholesalers in the industry, and we expect this trend to continue with MarketPlace.

This being the case, our ability to demonstrate our financial strength is paramount. To these large companies, this strength is measured, first and foremost, by our cash reserves. Fortunately, we are profitable; indeed, highly profitable; and we generate significant amounts of cash flow. However, we also benefit from a favorable capital structure, of which our preferred equity is a key component, as it has provided us with flexible, below-market financing. The Board will revisit the preferred equity balance at fiscal 2019, and we expect to use a portion of free cash flow to retire it over time, but not to the detriment of our future business prospects.

Similarly, we're continuing to explore strategic alternatives, as we announced on our last conference call. Our initial focus here is on pursuing partners for international opportunities. However, we do not have any specific inclusions to announce on this matter at this time. I will, however, conclude my remarks by reaffirming our outlook for fiscal 2018.

We continue to remain confident in our outlook for revenue growth. After focusing on improving execution in fiscal 1Q, we significantly enhanced the scope of our offering in fiscal 2Q, and we expect this to manifest itself in stronger revenue trends in the second half of the year than we saw in the first half of the year. We also continue to expect higher operating margins in fiscal '18 than fiscal '17, even with our plans for accelerating MarketPlace investment. As a result, we see fiscal 2018 generating record net income, record operating cash flows.

I'll now turn it over to Randy for a more qualitative review.

Randall Fields:

Todd, thank you. Dave, thank you. Let me just preface this by saying these will be the longest remarks I've ever made on the conference call, so probably a good idea to bring your futon over closer to the phone and to order Chinese food in, because this will take a bit.

Okay, as Todd said, we had a record quarter on virtually every front. But I think there was also some important milestones that we want to chat about. First, we successfully completed our pilot of MarketPlace with one of the largest retailers in the United States. An important customer adopted the platform commercially—that's obviously significant—and is now looking to expand its use into other areas from the initial adoption. GMDC, that we talk about a lot, which is the largest general merchandise trade association on the planet, has given an exclusive endorsement to MarketPlace and is laying the groundwork for a dramatic acceleration in MarketPlace growth. That will expand our reach into many more nonfood categories and will certainly take MarketPlace to areas we never imagined in the beginning of this journey.

In addition to the exciting developments with MarketPlace, one of the largest grocery chains in the world expanded the use of ReposiTrak to manage its corporate sustainability effort, and that takes ReposiTrak into an important new area of compliance. Also, as Todd mentioned, we signed multiple supply chain Vendor Portal deals, making it the strongest quarter ever for our supply chain business. I know I have sometimes referred to it as our redheaded stepchild, but the truth is, supply chain is a very important part of what we do and will continue to be going forward.

I want to shift gears a little bit and talk about your Company and our strategic vision for the business and how it will unfold in the future. We've accomplished a lot recently, and this really is more of a strategic vision conversation that we'll have. The convergence of our compliance and supply chain businesses that we've been talking about for two years is rapidly becoming a reality. In effect, we've transitioned from what we were to a Platform as a Service business model and Company. Soon, we will be selling all of our services under a single unified platform, under a single unified brand, and I think that's important for you to understand.

ReposiTrak is now the platform. It's not just our food safety initiative, but we're going to start talking about it that way. ReposiTrak, the platform, encompasses all three of our applications suites: compliance, supply chain, and now, MarketPlace. I think it's important to note that these application suites form a self-reinforcing ecosystem. Over time, you'll hear us talk a lot about that. What we mean by that is that there's a logical connection for a customer using one of our application suites to investigate and potentially deploy another, and the use of one of these application suites enhances the value of the others to that customer and vice versa. This creates a model for a network-driven, sustainable top line growth and exceptionally high profitability.

I now want to drill down on each of the three major areas of focus, or application suites, as we call them: first, compliance, then supply chain, and finally, MarketPlace. Here we go. We're barely through this. So if you're uncomfortable, stand up and stretch for just a minute.

Okay, compliance. Our ReposiTrak compliance business drives, as Todd mentioned, the scale of our network, the number of players, of connection in the network. That's critically important. As this becomes a larger and larger community, it's almost the network value that we're experiencing. For those of you who understand network, it's that n-squared phenomenon and we are there. We're feeling really good about the progress we've made here over the last several years. We have, I think, something over 60 compliance hubs and growing tens of thousands of facility compliance connections. Most importantly, most importantly, our compliance levels are at record highs and continue to improve. The truth is, that's how we measure our customer success.

Now, during the second quarter, we also began to increase the scope of our compliance services. I already mentioned the fact that one of our larger customers, who had been a supply chain customer, interestingly enough, began to use ReposiTrak as its corporate sustainability system. That's important because it now means that, not just a food safety concept that we do with the ReposiTrak compliance Management capabilities, but it's highly extensible to other areas.

In addition to this successful industry adoption of ReposiTrak is a—think of it as a standard compliance platform now because of its size and scope and endorsements from various trade associations. We will, over time, extend the scope of ReposiTrak compliance to include Track & Trace. Of note, in addition to our current methods of doing that, we're also exploring the development of a version of our Track & Trace capabilities that would use blockchain as the storage medium. We have a lower-cost way of doing this than the methods that other people are talking about, and we think that's terribly important, because for any Track & Trace technology to be broadly adopted by the U.S. food supply chain, it has to be economically palatable for a low-margin industry to absorb. Long term, this is a significant advantage for us versus some other talked-about alternatives. There is a blockchain in our future.

Moving on to the supply chain application suite. Our extensive supply chain capabilities drives, as Todd mentioned, the scope of the activities that we can provide to our ReposiTrak network and, ultimately, therefore, the revenue that we produce from each customer. As we said on our last call, we would have an excellent quarter for our supply chain activities. It certainly was that; it was record growth rate and certainly, in revenue. These deals, taken in context with our expanding compliance mandate, are proof that we can increase the scope of the services we offer to suppliers on our network and the revenue per customer. Frankly, to me, it shows the depth to which we're building our customer relationships. It also obviously shows the power of the platform and how linking the supply chain applications to our compliance network will accelerate the growth of both sides of the business.

Okay, last but not least—don't get comfortable, we're not done yet—will be MarketPlace, our B2B e-commerce platform. If you remember, when we started working on MarketPlace, just like when we started working on our ReposiTrak compliance offering, I said MarketPlace could be a big deal or it could be nothing. It took two years before we declared ReposiTrak to be a big deal. Well, we're barely a year into developing MarketPlace, and I think we can already declare that it's going to be a very big deal and highly complementary to both our compliance and supply chain businesses.

MarketPlace, if you're trying to visualize it, is really the convergence of all of our supply chain capabilities with our compliance network on a unique B2B e-commerce platform that has a look and feel not unlike Amazon but has the advantage, from an industry perspective, of not being Amazon. It creates a community of ReposiTrak suppliers, retailers and wholesalers that want to find one another to do commerce. MarketPlace, interestingly, uses artificial intelligence to help them find one another in the form of our unique recommendation engine. It suggests alternative suppliers to a retailer, a wholesaler looking for new products in a particular category across potentially hundreds of attributes that might be important to that particular buyer.

Once a buyer and seller are linked to one another in the MarketPlace, we've incorporated additional artificial intelligence-based abilities in our forecast and ordering system to allow them to transact business with one another in a much more efficient manner than they otherwise could. This is the key. MarketPlace is not simply an electronic catalog. Certainly, it brings buyers and sellers together. It enables them to find one another. But more importantly, it connects their systems together and enables them to transact business using all of our supply chain Management capabilities. There is simply nothing else like it, period, over and out. MarketPlace is especially interesting in that, in this case, we think it's going to accelerate not just the scope of our network but also the scale. We think it is innately attractive to the industry, and it will bring people to us that then become customers of both our supply chain and our compliance Management capabilities.

As we highlighted in the press release last week, the MarketPlace pilot we had with one of the world's largest retailers is now commercially deployed. We're enabling store-level ordering through MarketPlace for this customer in more than 500 stores, replacing an internal catalog and manual systems that they had used for decades. Currently, this customer is enabling a few non-food categories and already has a plan to expand to other, we'll call it, stuff at this point.

Currently, we're also, as you saw in an announcement from us a couple of months ago, working with GMDC to aggressively introduce MarketPlace to its members. We expect GMDC members to begin entering their products into MarketPlace before the end of this fiscal year, and this will, ultimately, be very, very important to us. Remember, GMDC is a trade group that represents over 600 non-food personal product kinds of suppliers who supply over 125,000 retail locations, representing more than $500 billion in sales. This will supercharge MarketPlace's growth in terms of both the number of participants using MarketPlace and the dollar value of transactions running through it. Importantly, GMDC's activities, remember, are focused on non-food items. Incidentally, in case you are wondering, about 40% of all of the suppliers that we work with in ReposiTrak compliance are non-food.

The level of interest in MarketPlace from our customers is not like anything that I have seen with our historical product introduction. Frankly, we have the luck of timing on our side right now; our timing simply could not have been better. Amazon's acquisition of Whole Foods has galvanized the industry by highlighting the need for a B2B e-commerce platform to help them more efficiently manage commerce with their suppliers. Those industry participants understand the long-term competitive threat that Amazon represents and are looking for an alternative B2B e-commerce platform, one that does what Amazon does but is not Amazon. With our network of suppliers and our compliance, supply chain and e-commerce capabilities, we have a shot, it's a shot, at being the not-Amazon B2B e-commerce platform. We're in advanced conversations with a number of very large players. Frankly, the opportunity could be very, very large but, as usual, our approach is going to be crawl, walk, run on the execution side.

Speaking of execution, we are continuing to invest in execution to improve our ability to address the growing scale and scope of our network. Specifically, we're continuing to improve the execution of our Success Team. Last quarter, we highlighted our efforts to drive the productivity of the Success Team to tackle our growing pipeline of connections. As you think about the scale of what we've done with this team, I'd like you to think back less than three years, when in our first year of doing business in the ReposiTrak compliance segment, we did about 200 connections. I'm proud to say now that we conveniently do 20,000 connections in the typical year, and our compliance rates are higher. In other words, we have massively scaled the business in terms of its ability to take care of its customers, simultaneously improving the quality of our result for our client. I bet you can tell from my voice that I'm very, very proud of the team and the fact that we could do that.

This quarter, we leveraged new tools from our 10x Project to help the Success Team better address the growing scope of capabilities of ReposiTrak network. The team is increasingly capable of working with customers across all three of our application suites: compliance, supply chain and MarketPlace. Some of you have asked, "Why don't you just hire more Success Team members to drive growth?" We have, but nine women in a room for a month does not make a baby. We will continue to expand the Success Team, and it has grown, in fact, every year. However, this group has the relationship with our suppliers on our network, and I'm a firm believer there should be just one point of contact with our customers for all of our services. Having multiple people call on a single account is confusing and, frankly, ineffective.

Training the Success Team to be able to deal with our supply chain and MarketPlace services is in process, it will be ongoing and it will take some time. But an added benefit of the single group focused on our customers is it will also help drive, ultimately, our own profitability. As we drive up our revenue per customer, and we have an increasingly largely fixed common technology platform, we will also have a largely fixed cost sales platform as well. Naturally, though, because of the complexity of multiple product sales, this will create stresses and strains on execution, but I know we're up to the task and that the strategy substantially decreases our risk of single product exposure and competition. It enables us—and this is important—to lead the market rather than be a follower. I have simply seen too many companies fail at execution, so it's paramount that we take a disciplined and logical approach to growth, and that we get it right. It is our core strength, and we intend to keep it that way.

Our strategic vision is coming to fruition, and we're successfully transitioning to a Platform as a Service business. Our business has unique characteristics that will allow us to be unusually profitable. We have a single, largely fixed-cost technology platform for all of our applications. This keeps our development costs down, it enhances our speed-to-market for new applications and capabilities, but most importantly, from the technical perspective, it provides an amazingly robust, remarkably stable experience to the customers that use it. We have a unique industry endorsement which helps us drive adoption. Last, and most importantly, we have a deep cultural overriding commitment to our customers' success.

As a result, we are already more profitable than any similar Company that we can think of, and we'll continue to generate strong operating leverage and superior earnings growth. We have the opportunity for scale because we can see hundreds and hundreds of hubs, hundreds of thousands of connections and a multiple self-reinforcing application set where we are well-positioned to generate significant revenue growth across the network. Combined with our profitability profile, this should translate into very high earnings potential. We think, ultimately, that will drive valuation.

I want to conclude by reaffirming our outlook for our fiscal 2018. We feel very good about our ability this year to generate record revenue, record net income and record operating cash flows. The work we've done is setting the stage for several years of phenomenal revenue and earnings growth.

Okay. Time for a few questions. Sorry I went on so long.

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one to ask a question.

We'll first go to Ananda Baruah, Loop Capital.

Ananda Baruah:

Good afternoon, guys. Thanks for taking the question. Congrats on a strong quarter, solid performance, and on a handful of really exciting structural realizations as well. I guess, a couple for me, and just to start off, Randy, going back and touching base on your comments. It sounds like you guys feel like you've sort of crossed an important structural, I'll call them, milestones, but at least accomplishments is probably better. What are some of the specifics as we think about 2018 for you guys, with regards to sort of—I guess, walk us through the initiatives. How should we expect them to manifest as you drive scale and velocity across services, and not necessarily from a numerical perspective, but just sort of kind of walk through some of the dynamics we can expect to see from you guys. Then, I'd just love to get your view on how we should think about these new hub adds this year as well. Thanks.

Randall Fields:

Okay, Ananda, thank you. I love how you teed that up. I like to talk about the things that are happening that we didn't expect, the surprises. I was just at a conference of virtually every significant food retailer in the U.S. and their senior executive teams, and all anybody's talking about is the Amazonian threat. It feels to them as if, unlike the Walmart threat of years ago—remember, Walmart was this four-walled retailer that added food. In a sense, they could look at that competitive threat and say, "Well, they are, after all, sort of like us." Amazon is like an alien invasion. This is this Company that exists on computers, hardly manifests itself in—as somebody down the street, Whole Foods notwithstanding. It represents a very different kind of threat and, to a certain extent, they think of it as an existential threat.

What it's done that's extraordinary, and we want to capitalize on this, is to cause the industry to think outside of the, what I call, the incremental box. The industry recognizes that adding 10 more SKUs of mustard isn't the way to defend against Amazon, that it may be critically important to find some pretty fundamental sorts of changes, and you're starting to hear the word platform inside the industry. You probably noticed that Target bought Shipt. That wasn't just an acquisition, it's really a platform, and it's going to be available to other retailers. There is more interest today in technology and what technology can do for the industry than I've ever seen, and people are willing to explore things that I can simply tell you they would not have explored five years ago.

Qualitatively, it's been teed up for us in a way that's pretty exciting. We need to capitalize on it but, most importantly, we need to execute against it. This is an industry that is terribly afraid of doing things that don't work. There's a very high fear level. What they want is a vendor who is reliable, that focuses on them and delivers the results that they were contracted to deliver. That's one of the reasons that I have this constant obsession with our execution. The change to the industry that Amazon has created is to open the minds of the players to alternatives they would not have thought of a few years ago like our MarketPlace, like our supply chain applications, like the linkage between all of those things. What they're recognizing is that when you buy into a platform, as they are with us, where everything is connected, that you don't have to buy 22 different individual applications and figure out how do you strap those together. We are buying the one thing for this industry that they're running out of: time, time, time. It's very exciting for us.

Our reputation is excellent inside the industry. As long as we continue to execute the way we've been executing, I think the future for us looks very, very good. On your second question, in terms of hub, our pipeline is deep. It's very deep. We're certainly adding a number of hubs this quarter and next quarter. That's why the back half of the year will be an exciting back half of the year, to say the least. We feel very good about our pipeline, and we feel very good about our execution, both.

Ananda Baruah:

That's helpful. That's a really useful narrative. Just to follow up on that, Randy, and GMDC specifically. I think you've actually said you thought it could really amplify—I mean, I think you used the term supercharge MarketPlace. Kind of post-endorsement now, how do you guys envision that, the endorsement, or whatever else that GMDC will do throughout the industry with regards to MarketPlace? How will that begin to filter into your conversations for adoption?

Randall Fields:

Well, they have 600 members. I think they have around 80 or 90 retailers, only a few of which are existing customers of ours. What this does is to give us a chance to show one of our three product set to a whole bunch of new people. I am sure that the adoption rate, at least for MarketPlace, across this group of 600, will be high. Now we have a chance to show people that we do what we say, that we're easy to work with and, most importantly, we have other things that we can do for them simply beyond MarketPlace that will improve the profitability and reach of their business.

All we've ever asked for from a prospective customer is, give us a chance, work with us. What you're going to find is that our execution is brilliant, and we will do what we say. An example that we're—that I'm excited about, some of the first suppliers in MarketPlace were interviewed by us just to see how they had done, what was their experience in MarketPlace. We talked to the COO of one of the suppliers who said, "Wow!", literally, "Wow! My sales for January are up 80%. Thank you to your MarketPlace. We see this as a whole new distribution channel for us, and we couldn't be more excited about it. We're putting our 760 items into this MarketPlace system of yours because we think this is a great place for us to go to market." Our customers are experiencing success, and we're going to do this crawl-walk-run style. Suppliers sell more, buyers get what they are looking for, and both sides are successful. As long as we continue to do that, (inaudible), this is a very exciting notion.

Ananda Baruah:

That's great. Really helpful. Thanks a lot. Appreciate it.

Randall Fields:

Thank you.

Operator:

We'll next go to Tom Forte, D.A. Davidson.

Thomas Forte:

Great. I have one question for Randy and then a follow-up. Randy, you had touched upon this a little. First off, congrats on the MarketPlace announcement, and wanted to know if you could discuss how the customer support expanded use case for MarketPlace and then the pipeline of retailers and wholesalers that also could potentially benefit from using MarketPlace.

Randall Fields:

Yes. First, thank you, Tom. We would name, but can't name, the particular retailer. We have a long-standing relationship with them. This was initially a trial on their part to see if what we were talking about could move them forward with a program that they're trying to execute, which is localization. That's a big topic for retailers. If you are a retailer that has stores across the geography, each of those cities across that geography likely has its own sports teams of interest, might have some food vendors of interest, et cetera. The question is, how do you manage that without losing control of your business? There's always a dialogue inside our industry, centralization of merchandising versus decentralization. What we've done in MarketPlace is to create a technical environment where you can have the best of both worlds.

We think it's a big idea. We've now proven it to the satisfaction of this retailer, which means they're going to go to some other categories of merchandise the same way. We are—it's fair to say, we're deep in conversations with some other large, both retailers and wholesalers, about the adoption of the very same idea. My confidence level that we'll move quickly with this is higher. Again, it's execution-dependent, but the team now is so tuned to execution that it's easier to get them lined up and doing it than it would've been a year ago. I think, in general, larger retailers, large wholesalers, distributors, all will have an interest in the use of this particular platform. Once they're using this platform, it makes perfect sense to me that they should expand its use into more of the supply chain things that we do as well as the compliance things that we do. Like anything else, I see this as a three-pronged attack, if you will. If we can get people to try one of our services and we deliver, I think it's not terribly hard to get them to use the other things that we do.

Thomas Forte:

Great. Then, for my follow-up, you touched a little on the notion of artificial intelligence. I was hoping you can give more details on some of the other technical capabilities for MarketPlace, what makes it unique.

Randall Fields:

Well, there's four or five things. Remember, the most unique thing, in a sense, is that we're not Amazon. If you consider the alternatives for a B2B marketplace, people immediately think about, say, Alibaba. Well, the problem with Alibaba is there's a lot of people that are nervous about doing business across several oceans. I won't go any deeper into that, but I think you get what I mean. People are looking for what's a B2B marketplace? We don't want a marketplace that will compete with us and disintermediate us, meaning Amazon has the unfortunate characteristic, amongst other things, of taking the data of people who use it and using it against them, right? You've seen that, where, I'm a marketplace seller of widgets, and Amazon notices how well widgets do. The next thing you know, they're being sold by Amazon LLC.

We will never be, if you will, a competitor to people using it. We're never going to be direct-to-consumer. We are going to be B2B. Our job is to take friction out of the buying process because, remember, at the base of our supply chain applications, we directly connect to people's systems. We eliminate DDI and other forms of weird communications, et cetera. What we can do is to make it faster, less error-prone and way less expensive to actually buy things through the platform. Again, that's very different than Amazon, which is really just an online place to buy stuff. As soon as you bought it and it arrives, you have to put it into all your systems.

With our system, it's directly connected. The second the transaction is completed and delivered, it's in your inventory systems, it's in your pricing systems, all of the attributes of the items have been transferred. It's pretty nifty. There's a compelling reason for this deep integration across our capabilities. Probably the sexy part of what we do is that we're not Amazon, but the meat and potatoes part of what we do is that this is built to do business because we've done this for years. This is what we've done for a living, which is to effectuate transactions and settlements between buyers and sellers in, particularly, the direct store delivery business. We have deep experience at it. Frankly, this is just an extension of what we've done for many years.

Thomas Forte:

Great. Thanks, Randy.

Randall Fields:

Thank you, Tom.

Operator:

We'll go to David Ryzhik, Susquehanna Financial Group.

David Ryzhik:

Hi. Thanks so much for taking the question and congrats on the very strong results. Just wanted to follow up on MarketPlace. I think on the last call, you mentioned that it would become a material contributor in fiscal '19. Has that been pushed forward given your better-than-expected demand? I have a follow-up.

Randall Fields:

The answer is no. But our confidence—I guess, it's fair to say, certainly, our confidence of it being a significant contributor in the next fiscal year—remember, it's just a few months away—is increasing. Now what we need to see, I'm—and David, we haven't spent much time together, but I'm one of those guys that likes to see it, touch it and see how we implement it before I can figure out how readily we can scale it. I was blown away at how rapidly the team was able to scale this activity for this large retailer. That took away a lot of my doubts. We're about to—I'd be surprised if, in the next two months, we don't do another retailer upscale. If we can deliver it on the same time line where they say: "This is what we want," and literally, two weeks later, it's been delivered, if we can do that again, I'll be even more confident of its contribution next year. It'll be okay this year because we're experimenting, but it's next year that I think it will be material. I think you said you had a follow-on.

David Ryzhik:

Great. Yes, just a high-level view on your international strategy. I think in your prepared remarks, you talked about strategic options, pursuing partnerships. Is that your only route internationally? Or would you consider going it alone? Specifically, what regions internationally would you be interested in?

Randall Fields:

I love that question, thank you. You can probably tell from this conversation or any other conference call, we are execution-focused. Our competitive advantage is that what we do works, and we're maniacal about the delivery on the execution side, and I really mean maniacal. The truth of the matter is we have a very full plate now with the addition of MarketPlace. I think if we were to take our eye off this ball and try and execute on making this up in China, that—what could easily happen is we lose our focus domestically and we don't do as well as we should for our customers. What I'd rather do is to find people, companies that can execute in those countries, have the—if you will, have the Rolodex in China.

I'll tell you the countries we're interested in: Asia, for sure; certainly, all the countries in the EU; and some of the more developed countries in South America. I think there's probably a list of 10 to 12 countries where what we do has a high degree of applicability. We are the U.S. standard, so I think it would be pretty easy for us to do what we do abroad. We have multi-language capability. What we really need is a partner that has the same sort of Rolodex to their retailers and wholesalers that we have here in the U.S. Let's see if we can be successful at finding those partners. If we can't, then as time goes on, we will have to find a way to do it ourselves. It's an opportunity that shouldn't be left alone, but we can accelerate the development by finding partners.

David Ryzhik:

Great. Just a housekeeping, I guess, tax legislation. Most of your revenue is, I guess, in North America, U.S. I guess just a simple, how can we think about the tax rate? I think you would just adjust downwards that rate?

Randall Fields:

Yes, all goodness for us, too.

David Ryzhik:

Just last one, also accounting question. ASC 606, I'm not sure, would that impact you in any way?

Todd Mitchell:

No, not that we can see. It's actually a—we're reviewing the issue, as is prudent, but it tends to have less to do with SaaS companies than it does with a lot of other companies.

David Ryzhik:

Right. Software. Well, thanks so much for taking my questions.

Todd Mitchell:

You bet. Thank you. Bye-bye.

Operator:

We'll go to Andrew Gordon, EF Gordon Capital.

Andrew Gordon:

Hey, Randy and Todd. Thanks for making the time and congrats on the impressive strategic initiative this quarter. It's really exciting to watch you guys develop this Company. Two questions, if I may. First, on GMDC, it sounds like it's a major potential partner for you. I'm just wondering if you can help us understand how you're thinking about the potential revenue contribution in the near- and long-term?

Randall Fields:

There are wonderful—this is an industry that's blessed with a number of trade associations that are absolutely world-class at representing the interest of the industry itself. GMDC is one of those. FMI is one of those. ROFDA is one of those. I couldn't be more humbled by the fact that we have relationships with all three of those. What they're especially good at—and it's interesting, it's in their mission—they want to increase the revenue and, therefore, the profitability of their members. They actually see as part of their membership drive, "How do we help people to sell more?" They have an educational component by which they teach especially small and emerging companies, how can you better position yourselves with retailers so you get more shelf or get on the shelf. They're a wonderful group of people. We are a natural fit because we're going to help their members sell more to one another. But in general, in our MarketPlace, we're going to, hopefully, help their vendors, if you will, just generally sell more. There's a very natural alignment of interests. How we ultimately monetize MarketPlace is different. We have a number of paths to follow, and we haven't chosen any particular path yet. First, we want to demonstrate success, and then we'll figure out how to monetize it later.

Andrew Gordon:

Okay, fair enough. Maybe I can follow up with you a little bit more offline. The second question I wanted to ask you, given that you're already halfway through the March quarter and you're reiterating your confidence in reaccelerating revenue growth through year-end, I'm wondering if you can just provide a little more clarity around the quality of your visibility into the revenue forecasting. I know that there was a bit of bottleneck with the heavier-touch nature of extending compliance in the first quarter. Additionally, on this call, I hear you say that you have a deep pipeline into additional hub adds in the near term. I'm just trying to figure out how you say to yourself, given that we have X new customers in our pipeline, we have Y degree of confidence that we'll be able to achieve our stated revenue forecast for the rest of the year.

Randall Fields:

Well, remember, to a great extent, it's under our control because some of these are more backlog-y, if you will, than they are pipeline prospects. The limitation has much to do with execution, pacing, et cetera. One of the things we try and caution people, not as successfully, certainly, as I'd like: we're lumpy. We're going to continue to be lumpy for some time. The consequence of that is that I know that it causes people to wonder, well, what's happening quarter-to-quarter. But we don't manage the business quarter-to-quarter. I mean, they are interesting benchmarks, certainly, for us.

Having said all of that, as we look at the back half of the year, our capacity is good, our compliance is good, our pipeline is good, so we feel very good about how we're going to manage through the balance of this year. If the question were a little bit different, like what could happen to cause you to change your mind about that, really not much. For the most part, things are already in motion. Obviously, lots of activity around MarketPlace, and we're just not sure. Let's put it this way, a few months ago, I'm looking at Todd, see if he nods his head yes. Are we surprised at how well MarketPlace is doing at the moment? Would we have guessed this a few months ago?

Todd Mitchell:

I think it's doing well beyond our expectations.

Randall Fields:

Yes, it's just—this is something we haven't done before.

Todd Mitchell:

But in terms of your visibility, nothing in this world is certain, but I mean, think about the arc of our activities over this fiscal year. We spent the first quarter fine-tuning our execution, so increasing our capacity to do things. Second quarter, we introduced a ton of new capabilities to our network in the form of new supply chain applications to the compliance hubs in the form of MarketPlace. It's kind of a layup for us into the second half of the year. We've got more productive teams, we'll have more productive things to offer, and we've been holding back a little bit on net new. We're kind of aligned, and we feel pretty good about the year.

Andrew Gordon:

If you don't mind me just quickly rephrasing to make sure we're on the same page, because I'm not quite sure how you delineate between something you consider as backlog versus pipeline. But as I'm hearing you now, it sounds like you're saying the results through—and I understand it's not quarter-to-quarter, but the results that you expect to achieve are really about execution rather than achieving the firm interest. You know that there's a firm interest, a demand from the customers. Is it just about having the teams form …

Todd Mitchell:

Yes. To be clear, most of what we're talking about is what we would call pipeline, it's not formal backlog.

Randall Fields:

Right.

Andrew Gordon:

Great. Well, thank you. That's all for my question. I appreciate the time.

Randall Fields:

Thank you.

Operator:

Tom Forte, D.A. Davidson.

Thomas Forte:

Yes. Randy, I had a follow-up question. In the prepared remarks, you talked about blockchain, so wanted to hear what your current thoughts were on blockchain and how that may be an opportunity for Park City to leverage that over time.

Randall Fields:

Yes. I think there's a limited area where blockchain has potential, but we would deploy it differently than people currently do. Blockchain has some applicability to tracking and tracing products through the supply chain. We think of blockchain as a spaghetti, a narrow, long view of data where, historically, what we do, because we certainly have the capacity today to do Track & Trace, we like to have a broader view, more like wide and deep as opposed to narrow and deep. People are thinking of blockchain, and it's—I think people are making an incorrect assumption. All of the blockchain technology that's being discussed today requires labeling be put on the boxes, and that those labels are scanned at every single step. The inherent problem with that is the cost of the labor of scanning.

In our prepared comments, we mentioned, Tom, that this is an industry of pennies. There's a need to have a very inexpensive way to do this. I think a combination of blockchain and our secret sauce will enable us to have a very low cost way of doing tracking and tracing when there's a market for it. Right now, people are experimenting, thinking, et cetera. But when tracking and tracing becomes a thing—it's not a thing yet—when it becomes a thing, we may have two different ways of doing it: our current way as well as a blockchain way. We're working on it.

Todd Mitchell:

I think the value, at that point in time, will be in our network, our—the ability to deploy it rapidly across the entire industry, whatever the technology solution is. Our existing connections make adoption—the barriers to adoption, much lower than anybody else's.

Thomas Forte:

Thanks, Randy. Thanks, Todd.

Randall Fields:

Thank you.

Operator:

That concludes today's question-and-answer session and our conference for today. Thank you, all, for your participation, and have a great day.